UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2007

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Amendment of Change of Control Agreement of Registrant’s Chief Executive Officer

On November 8, 2007, the Board of Directors (the “Board”) of The Phoenix Companies, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved a revised change of control agreement for Dona D. Young, the Company’s Chief Executive Officer. The revised agreement will be effective as of January 1, 2008, with an expiration date of December 31, 2009 (the “Initial Term”) and will renew automatically for successive one-year periods unless either party provides prior written notice. The revisions mirror the changes made to the change in control agreements for select officers approved by Compensation Committee of the Board and disclosed in the Company’s 10-Q for the period ending September 30, 2007, filed on November 1, 2007. This revised agreement will replace the change of control agreement that is currently in effect, which will terminate on January 1, 2008.

The revised agreement is substantially similar to the existing change of control agreement, except that the new agreement: (a) provides that, with respect to the determination of the severance amount, the portion of the formula based on annual incentive compensation will be based solely on the target amount for the year of termination of employment instead of the greater of such target amount and the average of actual annual incentives paid for the prior three years; and (b) has been revised to comply with Internal Revenue Code Section 409A, based on current guidance.

The revised change of control agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

10.1	Amended and Restated Employment Continuation Agreement between The Phoenix Companies, Inc. and Dona D. Young, as amended and restated effective January 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: November 9, 2007	By:	/s/ Tracy L. Rich
	Name:	Tracy L. Rich
	Title:	Executive Vice President, General Counsel and Secretary